UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 23, 2007
IRIDEX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-27598	94-2665054

(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification No.)
incorporation)
1212 Terra Bella Avenue
Mountain View, California 94043
(Address of principal executive offices and zip code)
(650) 940-4700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01. Changes in Registrant’s Certifying Accountant
     On August 23, 2007, Iridex Corporation (the “Company,” “our” or “we”) received notice from PricewaterhouseCoopers LLP (“PWC”), that PWC resigned as the Company’s independent registered public accounting firm effective immediately.
     The Audit Committee of the Company’s Board of Directors did not recommend, nor was it asked to approve PWC’s resignation. As of the date of the filing of this report the Audit Committee has not engaged a new independent registered public accounting firm for the Company, but has commenced the process of identifying and engaging a new independent registered public accounting firm.
     PWC’s report regarding the Company’s financial statements as of and for the fiscal year ended December 30, 2006, contained an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern, did not contain any adverse opinion or disclaimer of opinion, and was not further qualified or modified as to uncertainty, audit scope, or accounting principle. PWC’s report regarding the Company’s financial statements as of and for the fiscal year ended December 31, 2005, did not contain any adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principle.
     During the fiscal years ended December 31, 2005 and December 30, 2006, and through August 23, 2007, there were no disagreements as described under Item 304(a)(1)(iv) of Regulation S-K with PWC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of PWC, would have caused PWC to make reference thereto in its reports on the Company’s financial statements for such years.
     There were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K during the fiscal years ended December 31, 2005 and December 30, 2006, and through August 23, 2007 except as follows:
•	As disclosed in the Item 4T section of the Company’s Form 10-Q for the quarter ended June 30, 2007, along with related matters, the following control deficiencies each constituted a material weakness in the Company’s internal control over financial reporting as of June 30, 2007:
1.	In connection with the acquisition of two foreign subsidiaries, management of the Company determined that these entities lack the necessary internal control and disclosure procedures such that there is more than a remote likelihood that a material misstatement of the Company’s financial statements would not be prevented or detected.

2.	In connection with the annual audit of the Company’s financial statements as of and for the fiscal year ended December 30, 2006, PWC communicated to the management of the Company and to the Audit Committee of the Board of Directors of the Company that the Company failed to maintain adequate period-end review procedures to ensure the completeness and accuracy of certain journal entries impacting general ledger accounts. Management and the Audit Committee concurred with the determination that a material weakness existed. As a result, incorrect entries were recorded to the financial statements that were not identified and corrected by management of the Company in a timely manner.
The material weakness related to journal entries described above and to related matters were also disclosed in the Item 4 sections of the Company’s Forms 10-Q for the quarters ended March 31, 2007, September 30, 2006 and July 1, 2006 and in the Item 4 section of the Company’s Form 10-Q/A for the quarter ended April 1, 2006 and in the Item 9A sections of the Company’s Forms 10-K for the year ended December 30, 2006 and for the year ended December 31, 2005.

•	As disclosed in our Current Report on Form 8-K dated August 21, 2006, in August 2006 and in the Item 4 sections of the Company’s Forms 10-Q for the quarters ended September 30, 2006 and July 1, 2006 and in the Item 4 section of the Company’s Form 10-Q/A for the quarter ended April 1, 2006, the Audit Committee initiated an independent review of the facts and circumstances concerning our revenue recognition practices. In the course of this review, errors in revenue recognition were identified from the period beginning in 2003 through the first quarter of 2006. As a result of these errors, the Audit Committee determined that it was necessary to restate our financial results for the quarter ended April 1, 2006 to reflect adjustments to the previously reported financial information. While errors were identified in prior years, we concluded that the errors were not material to the previously issued financial statements. Specifically the material weakness regarding accounting for revenue related to the fact that effective controls were not designed and in place to ensure that all terms and conditions related to revenue agreements, including verbal or written side agreements, non standard terms and multiple element arrangements, were identified to ensure revenue was accurately recorded in accordance with generally accepted accounting principles. Additionally, effective controls were not designed and in place to ensure that sales personnel did not enter in unauthorized side agreements with customers, including rights of return. As a result, restatements of the Company’s financial statements were required for the quarter ended March 31, 2006 related to revenue, cost of goods sold, operating expenses and inventory. Additionally, adjustments to the Company’s financial records for the quarter ended June 30, 2006 related to revenue, cost of goods sold, operating expenses and inventory were required.
     The Company has authorized PWC to respond fully to the inquiries of the successor accountant concerning the subject matter of the material weakness disclosed above.
     The Company has requested PWC to furnish a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of that letter, dated as of August 29, 2007, is attached hereto as Exhibit 16.1.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit
Number	Description

16.1	Letter from PricewaterhouseCoopers LLP to the Securities and Exchange Commission, dated as of August 29, 2007.

     SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

IRIDEX CORPORATION
Dated: August 29, 2007	By:	/s/ Barry G. Caldwell
Barry G. Caldwell
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description

16.1	Letter from PricewaterhouseCoopers LLP to the Securities and Exchange Commission, dated as of August 29, 2007.